UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement
Under Section 14(d)(4) of the Securities Exchange Act of 1934

FX ALLIANCE INC.

(Name of Subject Company)

FX ALLIANCE INC.

(Name of Person Filing Statement)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

361202104

(CUSIP Number of Class of Securities)

Philip Z. Weisberg

Chief Executive Officer
FX Alliance Inc.

909 Third Avenue, 10th Floor

New York, New York 10022

(646) 268-9900

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

David Fox, Esq.

Joshua N. Korff, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

☒          Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 3.02, 5.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by FX Alliance Inc. on July 11, 2012 (including all exhibits attached thereto) is incorporated herein by reference.